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                                                                    EXHIBIT 99.1

       Harry's Farmers Market, Inc. Announces Further Management Changes

ROSWELL, GA. - (BUSINESS WIRE) - October 6, 2000 - Harry's Farmers Market, Inc. (Nasdaq: HARY) today reported the resignation of its Chief Financial Officer.

     John D. Branch formally resigned from all positions with the Company, including Senior Vice President, Chief Financial Officer and Director. "With the completion of the refinancing in December 1999, I achieved a key objective that I was brought in to accomplish," stated Mr. Branch. "I believe this is an appropriate time for me to seek other opportunities."

     "Harry's Farmers Market would like to thank John for his years of service to the Company and for his efforts in restructuring the Company's credit facilities and financial structure," said Harry Blazer, Chief Executive Officer and President of the Company. "As previously announced, we are currently revamping our business processes while we assemble a new management team to leverage these changes. We hope to announce some key additions very soon. There are still some critical challenges that lay ahead and we do not see substantial improvement in our performance occurring before the fourth quarter of this year."

     Harry's owns and operates concept megastores and convenience stores specializing in perishable food products-fresh fruits and vegetables; fresh meats, poultry and seafoods; fresh baked goods; freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods; and deli, cheese and dairy products.Harry's stores also feature lines of specialty, hard-to-find and gourmet nonperishable food products that are complimentary to the fresh food offerings. In addition, Harry's stores carry kitchen-oriented housewares, floral items, natural health and beauty care items, and a full line of wines and imported and domestic beers. Harry's bakery and prepared foods departments are fully-integrated food manufacturing operations. Harry's presently owns and operates three megastores and five Harry's In A Hurry convenience stores all in the in the Atlanta, Georgia metropolitan area.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief, as well as assumptions made by and information currently available to management, pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Harry's Farmers Market, Inc. may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the risk that funding may be inadequate to cover the Company's future plans, the inherent difficulties in opening new locations, the risk of market acceptance for new locations, unforeseen costs and expenses in implementing new systems and controls, the impact of certain litigation, the potential for delisting from the Nasdaq Stock Market, the cost and timing of implementing various initiatives and other factors, including, but not limited to, those identified in Harry's Farmers Market, Inc.'s Annual Report on Form 10-K for the most recently ended fiscal year.